Exhibit 10.12

ATARA BIOTHERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of March 31, 2014, by and between Atara Biotherapeutics, Inc., a Delaware corporation (the “Company”) and Christopher M. Haqq, M.D., Ph.D. (“Executive”). From and following the date hereof, this Agreement shall replace and supersede that certain letter agreement between the Company and Executive dated September 12, 2012, as amended on December 5, 2012 (the “Prior Agreement”).

RECITALS

WHEREAS, the Company and Executive are currently parties to the Prior Agreement and wish to enter into this Agreement as set forth herein in connection with a share exchange, pursuant to which each of Nina Biotherapeutics, Inc., Pinta Biotherapeutics, Inc. and Santa Maria Biotherapeutics, Inc. (each a “Project Entity”) shall become wholly-owned subsidiaries of the Company (the “Share Exchange”);

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Duties and Scope of Employment.

(a) Position. Executive will remain employed as the Company’s Chief Medical Officer, reporting to the Company’s Chief Executive Officer. This is a full-time position. While Executive renders services to the Company, Executive will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, Executive reaffirms to the Company that Executive has no contractual commitments or other legal obligations that would prohibit Executive from performing his duties for the Company. The Company specifically acknowledges and agrees that Executive may continue to serve on the Scientific Advisory Board of Eddingpharm, Inc.; provided, however, that Executive agrees to recuse himself from any business or scientific discussion with Eddingpharm, Inc. that would conflict with the Company’s business.

(b) Location. The Company acknowledges and agrees that Executive’s principal office will be no farther than 30 miles from Thousand Oaks, California until the earlier of (i) September 17, 2014 and (ii) the date on which the Company is subject to a Change in Control.

2. Cash Compensation. The Company will pay Executive a salary at the rate of $319,300 per year (the “Base Salary”), payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, Executive will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective criteria established and approved by the Company’s Board of Directors, certain of which will be personal to Executive and certain of which will be based on corporate goals. Executive’s target bonus will be equal to 30% of the Base Salary. Any bonus for a fiscal year will be paid within 2  1⁄2 months after the close of that fiscal year, but only if Executive is still employed by the Company at the time of payment. The determinations of the Board with respect to the bonus will be final and binding.

3. Employee Benefits. The Company’s benefits, payroll and other human resource management services will continue to be provided through TriNet Employer Group, Inc. (“TriNet”), a professional employer organization. As a result of the Company’s arrangement with TriNet, TriNet will be considered Executive’s “employer of record” for these purposes. In addition, Executive will be entitled to paid time off in accordance with the Company’s paid time off policy, as in effect from time to time.

4. Equity Compensation.

(a) Prior Awards. Executive currently holds 349,999 shares of the Company’s common stock (post Share Exchange), which were issued pursuant to the terms of certain Restricted Stock Grant and Purchase Agreements originally entered into between Executive and each Project Entity (each, a “Share Award”). In addition, Executive currently holds restricted stock units (“RSUs,” and collectively with the Share Awards, the “Prior Awards”) covering 17,245 shares of the Company’s common stock (post Share Exchange). These equity awards will continue to be governed by the terms of the applicable equity plans and award agreements.

(b) Single Trigger Acceleration. If the Company is subject to a Change in Control before Executive’s service to the Company terminates, there will be 100% acceleration of all then-unvested equity awards Executive holds. In addition, the Prior Awards will continue to be eligible to receive the Project Entity-specific accelerated vesting provided for in the original award agreement evidencing the Prior Award in connection with a Project Entity Change in Control. For example, if the Company elects to sell Nina Biotherapeutics, Inc. in a transaction that qualifies as a Project Entity Change in Control, the Prior Awards which had originally been issued to Executive by Nina Biotherapeutics, Inc. shall be entitled to 100% acceleration in connection such transaction.

5. Severance Benefits.

(a) General. If Executive is subject to a Termination Without Cause, then Executive will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless Executive (i) has returned all Company property in Executive’s possession, (ii) has resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, (iii) has executed a general release of all claims that Executive may have against the Company or persons affiliated with the Company and (iv) if so requested, has executed a general release of claims that Executive may have against the Company. The releases must be in the form prescribed by the Company, without alterations. Executive must execute and return the releases on or before the dates specified in each prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after Executive’s Separation. If Executive fails to return the releases on or before the Release Deadline, or if Executive revokes the releases, then Executive will not be entitled to the benefits described in this Section 5.

(b) Salary Continuation. If Executive is subject to a Termination Without Cause, then the Company will continue to pay the Base Salary for a period of three months after Executive’s Separation. Executive’s Base Salary will be paid at the rate in effect at the time of Executive’s Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after Executive’s Separation and, once they commence, will include any unpaid amounts accrued from the date of Executive’s Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(c) Additional Payments in Lieu of Health Benefit. If Executive is subject to a Termination Without Cause, the Company will pay Executive an additional monthly amount for the three-month period following Executive’s Separation equal to the monthly amount the Company was paying on behalf of Executive and Executive’s eligible dependents with respect to the Company’s health insurance plans in which Executive and Executive’s eligible dependents were participants as of the day of Executive’s Separation, Such payments will be made in accordance with the Company’s standard payroll procedures. Subject to the Company’s having first received effective releases pursuant to Section 5(a) above, such payments will commence within 60 days after Executive’s Separation and, once they commence, will include any unpaid amounts accrued from the date of Executive’s Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(d) Accelerated Vesting. If Executive is subject to a Termination Without Cause, then the vested percentage of the shares subject to each equity award will be determined by adding three months to the actual period of service that Executive has completed with the Company.

(e) Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 5(b) is hereby designated as a separate payment. If the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation, then (i) the salary continuation payments under Section 5(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from Executive’s Separation or (B) the date of Executive’s death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

6. Proprietary Information and Inventions Agreement. Executive previously signed standard Proprietary Information and Inventions Agreements with the Company and each Entity dated as of September 28, 2012 (collectively the “PIIA”), which remain in full force and effect pursuant to its terms.

7. Employment Relationship. Employment with the Company is for no specific period of time. Executive’s employment with the Company is “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to Executive is superseded by this Employment Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).

8. Miscellaneous. All forms of compensation referred to in this Employment Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law, Executive is encouraged to obtain Executive’s own tax advice regarding Executive’s compensation from the Company. Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive will not make any claim against the Company or its Board of Directors related to tax liabilities arising from Executive’s compensation.

9. Interpretation, Amendment and Enforcement. This Agreement, and any equity agreements referred to herein, supersede and replace the Prior Agreement and any other prior agreements, representations or understandings (whether written, oral, implied or otherwise) between Executive and the Company and, together with the PIIA, constitutes the complete agreement between Executive and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both Executive and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement arising out of, related to, or in any way connected with, this Agreement, Executive’s employment with the Company or any other relationship between Executive and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. Executive and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

10. Definitions. The following terms have the meaning set forth below wherever they are used in this Agreement:

“Cause” means (a) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) Executive’s material breach of any agreement between Executive and the Company, (c) Executive’s material failure to comply with the Company’s written policies or rules, (d) Executive’s conviction of, or Executive’s plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) Executive’s gross negligence or willful misconduct in connection with the performance of Executive’s duties for the Company, which negligence or misconduct results in material harm to the Company, (f) Executive’s continuing failure to perform lawful and reasonable assigned duties after receiving written notification of the failure from the Company and a reasonable opportunity to correct such failure following Executive’s receipt of that notice, or (g) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation.

“Change in Control” means,

(i) the merger, consolidation, recapitalization, or reorganization of the Company, other than a merger, consolidation, recapitalization or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, recapitalization or reorganization;

(ii) the sale or disposition by the Company’s stockholders of more than fifty percent (50%) of the total voting securities of the Company;

(iii) a complete liquidation or dissolution of the Company;

(iv) the sale or disposition by the Company of all or substantially all of its assets; or

(v) the exclusive licensing to a third party of all or substantially all of the Company’s intellectual property.

Notwithstanding the foregoing, the following transactions shall not constitute a Change in Control: (i) a transaction the sole purpose of which is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (ii) a transaction or series of related transactions involving the sale of securities by the Company primarily for financing purposes; (iii) a merger or consolidation involving the Company and one or more companies under common management control with the Company; or (iv) an IPO. If the timing of payments provided under an RSU Award agreement is based on or triggered by a Change in Control then, to extent necessary to avoid violating Code Section 409A, a Change in Control must also constitute a “change in control event” (as defined under Code Section 409A regulations and applicable guidance).

“IPO” means an initial public offering by the applicable Entity or the Company of its equity securities pursuant to an effective registration statement filed with the SEC.

“Project Entity Change in Control” means, with respect to an Entity:

(i) a merger, spin-off or similar transaction involving (directly or indirectly) a Project Entity and, immediately after the consummation of such merger, spin-off or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Project Entity in such transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Project Entity in such transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(ii) the sale or disposition by the Company of all or substantially all of the assets of a Project Entity; or

(iii) the exclusive licensing to a third party of all or substantially all of the Project Entity’s intellectual property.

Notwithstanding the foregoing, the following transactions shall not constitute a Change in Control: (i) a transaction the sole purpose of which is to change the state of such Entity’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the applicable Entity’s securities immediately before such transaction; (ii) a transaction or series of related transactions involving the sale of securities by such Entity primarily for financing purposes; (iii) a merger or consolidation involving such Entity and one or more companies under common management control with such Entity; or (iv) an IPO. If the timing of payments provided under an RSU Award agreement is based on or triggered by a Project Entity Change in Control then, to extent necessary to avoid violating Code Section 409A, a Project Entity Change in Control must also constitute a “change in control event” (as defined under Code Section 409A regulations and applicable guidance).

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of Executive’s employment by the Company other than for Cause or due to Executive’s death or disability, provided that Executive is willing and able to continue performing services within the meaning of Treasury Regulation .409A-1(n)(1).

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date set forth above.

ATARA BIOTHERAPEUTICS, INC.

/s/ Isaac Ciechanover
By:	Isaac Ciechanover, M.D.
Title:	Chief Executive Officer

CHRISTOPHER M. HAQQ, M.D., PH.D.

/s/ Christopher Haqq

[Signature Page to Employment Agreement)